EXHIBIT 5.1

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

July 16, 2004

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Re: Plains Exploration & Production Company Registration Statement Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 560,985 shares (the “Company Shares”) of the Company’s common stock, par vale $0.01 per share (“Common Stock”), to be issued in connection with the assumption of the (i) Nuevo Energy Company 1990 Option Plan, (ii) Nuevo Energy Company 1993 Stock Incentive Plan, (iii) Nuevo Energy Company 1999 Stock Incentive Plan, and (iv) Nuevo Energy Company 2001 Stock Incentive Plan, pursuant to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated February 17, 2004, by and among the Company, PXP California Inc. and Nuevo Energy Company.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Company Shares are duly authorized, and (ii) when issued and delivered as described in the Registration Statement (and the prospectus referred to therein), the Company Shares will be validly issued and fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very	truly yours,

AKIN	GUMP STRAUSS HAUER & FELD, LLP